Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS DECEMBER TRAFFIC

DALLAS, TEXAS – January 8, 2010 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 6.0 billion revenue passenger miles (RPMs) in December 2009, a 3.0 percent increase from the 5.8 billion RPMs flown in December 2008.  Available seat miles (ASMs) decreased 5.8 percent to 7.8 billion from the December 2008 level of 8.3 billion.  The load factor for the month was 76.2 percent, compared to 69.7 percent for the same period last year.  For December 2009, passenger revenue per ASM is estimated to have increased in the seven percent range as compared to December 2008.
For the fourth quarter 2009, Southwest flew 18.2 billion RPMs, compared to 17.3 billion RPMs for the same period in 2008, an increase of 5.3 percent.  Available seat miles decreased 7.7 percent to 23.5 billion from the fourth quarter 2008 level of 25.5 billion.  The fourth quarter 2009 load factor was 77.3 percent, compared to 67.8 percent for the same period last year.
For the year ended December 31, 2009, Southwest flew 74.5 billion RPMs, compared to 73.5 billion RPMs for the same period in 2008, an increase of 1.3 percent.  Available seat miles decreased 5.1 percent to 98.0 billion from the 2008 level of 103.3 billion.  The year-to-date load factor was 76.0 percent, compared to 71.2 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	DECEMBER

	2009	2008	CHANGE

Revenue passengers carried	7,032,357	6,778,951	3.7%

Enplaned passengers	8,354,947	7,964,829	4.9%

Revenue passenger miles (000s)	5,970,666	5,794,390	3.0%

Available seat miles (000s)	7,832,819	8,318,347	(5.8)%

Load factor	76.2%	69.7%	6.5 pts.

Average length of haul	849	855	(0.7)%

Trips flown	90,784	95,813	(5.2)%

	FOURTH QUARTER

	2009	2008	CHANGE

Revenue passengers carried	21,493,912	20,788,058	3.4%

Enplaned passengers	25,386,440	23,974,845	5.9%

Revenue passenger miles (000s)	18,175,033	17,265,177	5.3%

Available seat miles (000s)	23,506,003	25,455,786	(7.7)%

Load factor	77.3%	67.8%	9.5 pts.

Average length of haul	846	831	1.8%

Trips flown	272,740	292,392	(6.7)%

	YEAR-TO-DATE

	2009	2008	CHANGE

Revenue passengers carried	86,305,366	88,529,234	(2.5)%

Enplaned passengers	101,338,228	101,920,598	(0.6)%

Revenue passenger miles (000s)	74,456,719	73,491,687	1.3%

Available seat miles (000s)	98,001,621	103,271,343	(5.1)%

Load factor	76.0%	71.2%	4.8 pts.

Average length of haul	863	830	4.0%

Trips flown	1,125,111	1,191,151	(5.5)%

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